February 21, 2019

Mr. Peter M. Loggenberg, Ph.D.
902 Sprucewood Lane
Houston, Texas 77024
RE: 2019 Salary and One-Time Stock Award
Dear Peter,
Thank you for your continued service to Trecora Resources (the “Company”). This letter agreement is to confirm that your base salary for calendar year 2019 will be $323,420, paid in installments according to the Company’s regular payroll schedule. You will also receive a one-time grant of 4,400 restricted shares, vesting in 1/3 increments over the next three years, with a granting date of February 12, 2019.
Your title will continue to be Chief Sustainability Officer until otherwise determined by the board of directors of the Company.
With the exception of those terms and conditions specifically modified by this letter agreement, your Employment Contract with the Company dated October 1, 2014, will remain in full force and effect in accordance with its terms and conditions. In the event of a conflict between the terms and conditions of this letter agreement and the terms and conditions of your Employment Contract, the terms and conditions of this letter agreement shall control.
Please countersign this letter in the space provided below and return a copy to Mr. Patrick Quarles, Chief Executive Officer of the Company, before 5:00 pm on Thursday, February 21, 2019.
Sincerely,
/s/ Patrick Quarles
Patrick Quarles
Chief Executive Officer and President

Accepted, Acknowledged and Agreed,
as of February 21, 2019
/s/ Peter M. Loggenberg

Peter M. Loggenberg, Ph.D.

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